TAAD
A PCAOB Registered Firm

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of Freight Technologies, Inc

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-267446) of Freight Technologies, Inc. and Subsidiaries (the "Company"), of our report dated April 11th 2025 with respect to the consolidated financial statements of the Company as of December 31, 2024 which appears in this form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to our Firm under the caption "Experts" in such filing.

TAAD, LLP

Diamond Bar, California

April 11th, 2025